Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Investor Relations, phone: 510/572-4450, e-mail: carol.raeburn@lamresearch.com
Lam Research Corporation Announces Selected Financial Results for the Quarter Ended June 24, 2007
FREMONT, Calif., July 24, 2007 —Lam Research Corporation (NASDAQ: LRCX) today announced selected financial results for the quarter ended June 24, 2007.
Revenue for the period was $678.5 million compared to revenue of $650.3 million for the March 2007 quarter. Shipments for the June 2007 quarter were approximately $694 million compared to March 2007 quarter shipments of approximately $620 million.
The geographic distribution of shipments and revenue during the June 2007 quarter is shown in the following table:

Region	Shipments	Revenue
North America	19%	16%
Europe	8%	7%
Japan	10%	11%
Korea	19%	19%
Asia Pacific	44%	47%
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Lam Announces Selected Financial Results for the June 2007 Quarter	Page 2 of 3
Cash and cash equivalents, short-term investments and restricted cash and investments balances were $1.0 billion at the end of June. The Company repurchased approximately $768 million of its common stock during the quarter resulting in the completion of the Company’s currently available repurchase authorizations. During the June 2007 quarter, capital expenditures were approximately $14 million and proceeds from the issuance of common stock related to employee equity-based plans were $19 million. Total shares outstanding as of June 24, 2007 were 123,535,328. At the end of the period, deferred revenue was $295.5 million and the anticipated future revenue value of orders shipped to Japanese customers that are not recorded as deferred revenue was approximately $51.1 million.
“Our strong shipment and revenue performance for the June quarter is indicative of continued operational and financial execution at Lam Research,” said Steve Newberry, Lam Research’s president and chief executive officer. “While the near term environment is expected to be characterized by a slowing of the rate of capacity expansion in memory, we believe the long-term semiconductor unit demand outlook remains favorable and that Lam is in excellent position to execute on its strategic objectives of maintaining and building on its existing leadership positions in its core etch business; expanding its served available market through entry into markets adjacent to etch, and delivering strong cash flows,” Newberry concluded.
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Lam Announces Selected Financial Results for the June 2007 Quarter	Page 3 of 3
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the future revenue value of orders shipped to Japanese customers, our expectations of future shipments and revenues, our anticipated operational and financial performance, our customers’ capacity expansions, the long term demand for semiconductors and our ability to maintain and build on our leadership positions in core etch, to expand our served available markets and to maintain strong cash flows. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and the efficacy of our plans for reacting to those changes, changing customer demands, including fluctuations in overall demand which could affect our financial results in particular fiscal periods, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our new products. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 25, 2006, and Form 10-Q for the quarter ended March 25, 2007, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
As the Company announced on July 17, 2007, the Company’s Board of Directors has appointed an Independent Committee to review the Company’s historical stock option practices and related accounting. Because that review has not been completed and because the Company’s auditors have not yet completed their review, the Company cannot make assurances that the outcome of the investigation will not result in changes to or a restatement of its financial results for this or any historical period, that its Form 10-K for the period ended June 24, 2007 will be timely filed, that the Company will be able to give timely guidance with respect to future periods or that it will not be required to make changes to its internal controls or processes.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
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